Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Results for the
Fourth Quarter and Full Year 2021

LOS ANGELES, CA – (BUSINESS WIRE) – March 11, 2022 – Broadway Financial Corporation (“Broadway”, “we” or the “Company”) (NASDAQ Capital Market: BYFC), reported a consolidated net loss of $1.4 million, or ($0.02) per diluted share, for the fourth quarter of 2021, compared to a consolidated net loss of $581 thousand, or ($0.02) per diluted share for the fourth quarter of 2020 and consolidated net income of $182 thousand, or $0.00 per share, for the third quarter of 2021.

Results for the fourth quarter and year ended December 31, 2021 include the consolidated operations of CFBanc Corporation (“CFB”) after April 1, 2021, the date on which CFB was merged with and into Broadway (the “Merger”).

The net loss for the fourth quarter of 2021 increased by $865 thousand compared to the fourth quarter of 2020, primarily due to an increase in non-interest expenses that included non-recurring data processing costs of $2.0 million to migrate the Company’s information systems to a common platform after the Merger, increases in employee-related benefit costs of $1.1 million, and an increase of $1.9 million from the inclusion of the non-interest expenses of the acquired operations of CFB.  The increases in employee-related benefit costs were related to employee acquisition and retention payments, year-end bonuses, and a non-recurring expansion of the annual contribution to the Company’s Employee Stock Ownership Plan (“ESOP”) in order to increase the equity ownership of the Company’s employees, especially those employees formerly with CFB, to create a stronger alignment of the interests of employees and stockholders.  The increase in non-interest expenses was partially offset by an increase of $3.5 million in net interest income due to an increase in the average balance of interest-earning assets and a lower cost of funds after the Merger. The net loss of $1.4 million for the fourth quarter of 2021 represented a decrease of $1.6 million from the net income of $182 thousand earned in the third quarter of 2021, primarily due to the non-recurring data processing costs and the employee-related benefit expenses mentioned above.

For the year ended December 31, 2021, the Company reported a net loss of $4.1 million, or $(0.07) per share, compared to a net loss of $642 thousand or $(0.02) per share for the year ended December 31, 2020.  The increase in the net loss for 2021 was primarily due to an increase in non-interest expenses of $14.7 million. This increase primarily resulted from Merger-related costs of $5.6 million, and data processing conversion costs of $2.4 million and employee-related expenses of $1.1 million, described above.  In addition, non-interest expenses increased from including the non-interest expenses of CFB and its subsidiaries after the Merger.  These increased costs were partially offset by an increase in net interest income of $8.8 million in 2021 due to an increase in the average balance of interest-earning assets of $384.5 million. Results for the year ended December 31, 2021 were also positively impacted by an increase of $1.8 million in income from CDFI grants compared to the prior year.

Fourth Quarter and Year End 2021 Highlights:

•
Total assets were $1.1 billion at the end of 2021, resulting from growth of $30.3 million, or 2.9%, during the fourth quarter, $113.1 million, or 11.5%, since the Merger on April 1, 2021, and $610.5 million, or 126.3%, since December 31, 2020.  Assets of $501.2 million were acquired in the Merger.

•
Total loans receivable, net of allowances, were $648.5 million at year end, representing an increase of $6.3 million, or 1.0%, during the fourth quarter, an increase of $60.1 million, or 10.2%, since the Merger, and $288.4 million, or 80.1%, since December 31, 2020.  The Company acquired $225.9 million of loans in the Merger.

•
Gross loan originations during the fourth quarter were $69.7 million, including $40.0 million of loans secured by multi-family residential properties.  Total loan originations were $267.0 million for 2021, compared to $134.3 million for 2020, representing growth in loan originations of 99%.

•	Deposits were $788.1 million as of December 31, 2021, reflecting growth of $38.4 million, or 5.1%, during the fourth quarter and $122.0 million, or 18.3%, since the Merger.
•	The net interest margin during the fourth quarter of 2021 was 2.50%, compared to 2.37% for the fourth quarter of 2020, representing an increase of thirteen (13) basis points.
•	Nonperforming assets decreased during 2021 and represented 0.06% of total assets as of December 31, 2021, compared to 0.16% as of December 31, 2020.

Chief Executive Officer, Brian Argrett, commented, “Fiscal 2021 was a watershed year for Broadway; we consummated the Merger with City First Bank, essentially doubling the size of the organizations, raised over $30 million of new common equity capital, recruited additional executives during a challenging labor market to ensure that we have the necessary leadership talent and experience to manage a larger institution, completed a data processing conversion, and successfully applied to participate in the Emergency Capital Investment Program (“ECIP”) offered to qualifying financial institutions by the United States Department of the Treasury (“U.S. Treasury").  We believe that these accomplishments and investments have made Broadway immeasurably stronger and better positioned than it was prior to the Merger, and laid a solid foundation for future profitability, growth, and enhanced services for the essential markets that we serve.”

“Broadway’s results for the fourth quarter and fiscal year were negatively impacted by the transactions that we consummated and the proactive investments in personnel and systems that we completed during the year.   Expenses related to the Merger and data processing conversion resulted in $8 million of non-recurring costs that created the loss for the year and overshadowed the positive impact from improvements in the Bank’s net interest margin and the organic growth of over 10% in our loan portfolio in the nine months since the Merger.  I am pleased to report that during the fourth quarter we completed our data processing conversion and continued to integrate our two merged organizations.  These activities have helped create a strong platform for growth and improved efficiencies, and positioned us to expand Broadway’s scale through an ECIP investment.  As we previously reported, in December the U.S. Treasury announced that Broadway was selected as one of the organizations that is eligible to receive an equity investment under ECIP.  We currently expect to close that investment of $142.5 million of perpetual preferred equity by the end of the second quarter of 2022, which would almost double our equity capital base and more than double our regulatory capital.  Pursuant to the ECIP, we intend to continue to grow our loan portfolio with mission oriented multi-family residential and commercial real estate loans, and believe that this growth will significantly improve our economies of scale.”

“As we continue to grow, we are remaining vigilant in focusing on maintaining the quality of our assets, while fulfilling our commitment to the low-to-moderate income communities that we serve.  I am pleased to report that our non-accrual loans continued to decrease during the fourth quarter, representing only 0.10% of our total loans at year end.  In addition, we have maintained strong asset quality without sacrificing margin: during the fourth quarter, our net interest margin increased by seven (7) basis points, compared to the previous quarter, and thirteen (13) basis points compared to the fourth quarter of 2020, based on improvements in both loan yield and cost of funds.”

“Finally, I wish to thank our dedicated employees who have worked diligently to complete the Merger integration and data processing conversion and are focused on pursuing opportunities to improve the combined organization for the benefit of our stockholders and the low-to-moderate income communities that we serve.”

Net Interest Income

Fourth Quarter of 2021 Compared to Fourth Quarter of 2020

Net interest income before provision for loan losses for the fourth quarter of 2021 totaled $6.3 million, representing an increase of $3.5 million, or 121.7%, over net interest income during the fourth quarter of 2020.  The increase resulted from higher interest income, primarily due to growth of $531.9 million in average interest-earning assets during the fourth quarter of 2021, compared to the fourth quarter of 2020, due to the acquisition of loans, securities, and cash equivalents in the Merger, as well as additional organic growth in the average interest-earning asset portfolio since the Merger.

Interest income and fees on loans receivable increased by $2.8 million to $6.6 million for the fourth quarter of 2021, from $3.8 million for the fourth quarter of 2020, due to an increase of $250.1 million in the average balance of loans receivable, which positively impacted interest income by $2.6 million. In addition, the yield on loans receivable increased from 3.97% for the fourth quarter of 2020 to 4.17% for the fourth quarter of 2021, which increased interest income by $203 thousand.

Interest income on securities increased by $384 thousand for the fourth quarter of 2021 to $443 thousand, compared to $59 thousand during the fourth quarter of 2020.  The increase in interest income on securities primarily resulted from growth of $144.8 million in the average balance of securities, which increased interest income by $425 thousand.  The growth in the average balance resulted from securities acquired in the Merger of $150 million, net of purchases, paydowns, and amortization of premiums and discounts since the Merger.    This increase was partially offset by the effects of a decrease of 105 basis points in the average interest rate earned on securities, which reduced interest income by $41 thousand.

Other interest income increased by $66 thousand during the fourth quarter of 2021, compared to the fourth quarter of 2020, primarily due to interest income on interest-earning cash in other banks, which increased by $57 thousand during the fourth quarter of 2021, compared to the fourth quarter of 2020.  This increase in interest income resulted from an increase of $137.1 million in the average balance of interest-earning cash, which was related to assets acquired in the Merger.  Also, interest income on Federal Reserve Bank (“FRB”) stock and Federal Home Loan Bank (“FHLB”) stock increased by $9 thousand during the fourth quarter of 2021, compared to the fourth quarter of 2020.

Interest expense decreased by $232 thousand during the fourth quarter of 2021, compared to the fourth quarter of 2020.  The total cost of funds for the quarter ended December 31, 2021 was 0.36%, representing a decrease of 62 basis points from the cost of funds of 0.98% incurred during the quarter ended December 31, 2020.  The lower rates paid more than offset the impact of an increase of $484.0 million in average interest-bearing liabilities, primarily due to the assumption of $307.6 million of interest-bearing deposits, $73.9 million of borrowings, and $3.2 million of FHLB advances in the Merger.  In addition, $46.1 million of non-interest-bearing deposits were assumed in the Merger.

Interest expense on deposits decreased by $140 thousand during the fourth quarter of 2021, compared to the fourth quarter of 2020.  The decrease was primarily attributable to a decrease of 45 basis points in the average rate paid on interest-bearing deposits, which decreased from 0.64% for the fourth quarter of 2020 to 0.19% for the fourth quarter of 2021, and caused interest expense on deposits to decrease by $423 thousand.  This decrease was partially offset by the effects of an increase of $449.5 million in the average balance of deposits, which increased interest expense by $283 thousand.  The average balance of deposits increased because of deposits acquired in the Merger, and to a lesser extent, organic growth in deposits after the Merger.

Interest expense on borrowings decreased by $92 thousand in the fourth quarter of 2021, compared to the fourth quarter of 2020.  The decrease was attributable to a decrease of 68 basis points in the average borrowing rate, which offset a net increase in borrowings of $34.5 million. The net increase in borrowings was due to an increase of $61.7 million in average short-term borrowings acquired in the Merger bearing an average rate of 10 basis points, which increased interest expense by $14 thousand.  In addition, interest expense decreased during the fourth quarter of 2021 because the Company paid down $23.7 million of FHLB advances, which reduced interest expense by $86 thousand, and retired the Company’s remaining junior subordinated debentures in September of 2021, which decreased interest expense by $20 thousand.

The net interest margin increased by 0.13% to 2.50% for the fourth quarter of 2021, from 2.37% for the fourth quarter of 2020, due to the factors mentioned above.

Year Ended December 31, 2021, Compared to the Year Ended December 31, 2020

For the year ended December 31, 2021, net interest income before provision for loan losses increased by $8.8 million, or 72.6%, to $21.0 million, compared to $12.2 million for the year ended December 31, 2020.  The increase in net interest income primarily resulted from additional net interest income earned on assets acquired in the Merger, and a decrease in the cost of funds.

Interest income and fees on loans receivable increased by $5.8 million during the year ended December 31, 2021, compared to the year ended December 31, 2020.  This increase was primarily due to an increase of $118.9 million in the average balance of loans receivable, primarily resulting from the Merger, which increased interest income by $5.0 million.  In addition, the average loan yield increased by 18 basis points during the year, from 4.06% for the year ended December 31, 2020, to 4.24% for the year ended December 31, 2021, which increased interest income by $797 thousand.  The increase in the average loan yield primarily resulted from the higher yields earned on the commercial loan portfolio acquired in the Merger.

Interest income on securities increased by $1.1 million to $1.4 million for the year ended December 31, 2021, compared to $253 thousand for the year ended December 31, 2020. The increase in interest income on securities primarily resulted from an increase of $111.0 million in the average balance of securities resulting from the Merger, which increased interest income by $1.3 million.  This increase was partially offset by a decrease of 124 basis points in the average interest yield earned on investment securities, which reflected the declining interest rate environment in 2021 and reduced interest income by $196 thousand.

Other interest income increased by $150 thousand in 2021, compared to the same period in 2020, primarily due to higher average cash balances in other banks.  The average cash balances increased by $154.1 million during the year ended December 31, 2021, compared to the year ended December 31, 2020.  The Company also recorded $51 thousand in higher interest income on regulatory stock during 2021, primarily due to interest earned on FRB and FHLB stock acquired in the Merger, along with the existing holdings of FHLB stock.

Interest expense on deposits decreased by $1.5 million during the year ended December 31, 2021, compared to the year ended December 31, 2020, due to a decrease of 73 basis points in the average cost of deposits.  The average cost of deposits decreased to 0.26% for 2021, compared to 0.99% for 2020, which reduced interest expense by $2.5 million.  This decrease was partially offset by an increase of $322.6 million in the average balance of deposits, primarily due to deposits assumed in the Merger and organic growth of deposits after the Merger, which increased interest expense by $1.0 million.

Interest expense on borrowings decreased by $239 thousand during the year ended December 31, 2021, compared to the year ended December 31, 2020, because of a change in the mix of borrowings that resulted in a decrease of 58 basis points in the average borrowing rate.  Interest expense on borrowings decreased by $211 thousand because of a decrease of $13.5 million in the average balance of outstanding FHLB advances, and another $73 thousand from the pay-off of the Company’s remaining junior subordinated debentures in September of 2021.  These decreases were partially offset by the effects of a net increase of $31.7 million in average borrowings, due to the addition of average short-term borrowings of $46.8 million assumed in the Merger at an average rate of ten (10) basis points, which increased interest expense by $45 thousand.

Net interest margin decreased by ten (10) basis points to 2.42% for the year ended December 31, 2021, from 2.52% for the year ended December 31, 2020, primarily due to lower rates earned on higher balances of interest-earning cash deposits in other banks and lower rates earned on securities.  The effects of these lower rates were partially offset by higher loan yields and a lower cost of funds in 2021.

Loan Loss Provision and Asset Quality

As a smaller reporting company as defined by the SEC, Broadway is not required to adopt the current expected credit losses accounting standard until January 1, 2023; consequently, the allowance for loan and lease losses (“ALLL”) recorded by the Company’s bank, City First Bank, National Association (the “Bank”), is based on evidence available at the date of preparation of its financial statements (incurred loss method), rather than projections of future economic conditions over the life of the loans.  In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 Pandemic and the economic environment, management has considered the historical and current performance of the Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt service coverage and loan-to-value ratios.  The Bank recorded a reversal of loan loss provisions of $269 thousand during the fourth quarter of 2021 compared to no loan loss provision or reversal in the fourth quarter of 2020.  The reversal of loan loss provisions during the fourth quarter of 2021 was due to an adjustment of qualitative loss factors due to the stronger than anticipated performance of the Bank’s loan portfolio during the COVID-19 Pandemic.  The Bank recorded a provision for loan losses of $177 thousand during the year ended December 31, 2021, compared to a loan loss provision of $29 thousand during the same period in 2020.  The net increase in the required loan loss provision in the year ended December 31, 2021 was due to growth in the loan portfolio during the year.  No loan charge-offs or recoveries were recorded during the year ended December 31, 2021.

The ALLL was $3.4 million, or 0.52% of gross loans held for investment, at December 31, 2021, compared to $3.2 million, or 0.88% of gross loans held for investment, at December 31, 2020.  The ALLL as a percentage of gross loans decreased because acquired loans are recorded at fair value without any ALLL at the acquisition date.  The ALLL as a percentage of non-performing loans was 495.8% at December 31, 2021, compared to 408.5% at December 31, 2020.  The Bank’s total non-performing assets were $684 thousand at December 31, 2021, compared to $787 thousand at December 31, 2020.  The Bank did not have any real estate owned from foreclosures at December 31, 2021 or 2020.

Non-interest Income

Non-interest income for the quarter ended December 31, 2021 totaled $290 thousand, compared to $380 thousand for the quarter ended December 31, 2020.  Results for the fourth quarter of 2020 included $203 thousand in grant income from the U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund; no such grants were received during the fourth quarter of 2021.

For the year ended December 31, 2021, non-interest income totaled $3.2 million, compared to $1.0 million for the prior year.  The increase of $2.2 million in non-interest income was primarily due to an increase of $1.8 million in grant income from the CDFI Fund recognized during 2021, compared to 2020, and management fees of $346 thousand related to the New Markets Tax Credit projects managed by the Bank that were acquired in the Merger.  These increases were partially offset by the absence of any gain on sale of loans for the year ended December 31, 2021, compared to a gain on sale of loans of $276 thousand during the year ended December 31, 2020.

Non-interest Expense

Non-interest expense for the fourth quarter of 2021 totaled approximately $8.9 million, compared to $3.9 million for the fourth quarter of 2020.  The increase of $5.0 million in non-interest expense during the fourth quarter of 2021, compared to the same quarter of 2020, was primarily due to $2.0 million in costs associated with the data processing conversion, expenses from including the non-interest expenses of the consolidated operations of CFB acquired on April 1, 2021, which included costs related to the increase in the average number of full time equivalent employees after the Merger, employee acquisition and retention costs, and year-end bonuses, and an increase in other expenses of $618 thousand, primarily due to higher costs for Bank security and responsibilities associated with being a public company, which costs reflected the larger asset and share base of the Company after the Merger.  In addition, the Company made a one-time increase of approximately $500 thousand to its annual contribution to the Bank’s ESOP to provide equity incentives to its employees, in particular employees of CFB’s operations that were acquired in the Merger, and to create a stronger alignment of the interests of employees and stockholders.  Also, the Company recognized $131 thousand in amortization of the core deposit intangible that was recorded in connection with the Merger.

Non-interest expenses totaled $28.9 million for the year ended December 31, 2021, compared to $14.2 million for the year ended December 31, 2020.  The increase of $14.7 million in non-interest expenses during 2021 was primarily due to Merger-related expenses of $5.6 million ($4.2 million net of tax), $2.4 million in data processing conversion costs, the inclusion of non-interest expenses of the acquired operations of CFB and related compensation expenses discussed above, and $1.5 million in various other expenses and responsibilities associated with being a public company. The increase in non-interest expense was also due to amortization expense of $393 thousand related to the core deposit intangible asset that was recorded in connection with the Merger.

Income Tax Expense or Benefit

Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21%.  State taxes are recorded at the State of California tax rate and apportioned based on an allocation schedule to reflect that a portion of the Bank’s operations are conducted in the Washington, D.C. area.  The Company recorded an income tax benefit of $640 thousand during the quarter ended December 31, 2021, representing an effective rate of 31.3%, and an income tax benefit of $937 thousand for the year ended December 31, 2021, representing an effective tax rate of 19.2%.  The income tax benefit for the year ended December 31, 2021 includes a valuation allowance of $370 thousand on the Company’s deferred tax assets to record the write down of the tax benefits from net operating losses for the State of California, net of the federal tax benefit.  This change in the valuation allowance was required because the shares of common stock issued in private placements that closed a few days after the Merger triggered a limitation on the use of net operating loss carryforwards.

Balance Sheet Summary

Total assets increased by $610.5 million to $1.1 billion at December 31, 2021, from $483.4 million at December 31, 2020.  The increase in total assets was primarily due to the Merger, which increased total assets by $501.2 million, as well as $109.3 million in net asset growth since the Merger.

Loans receivable increased by $288.6 million during 2021 primarily due to loans of $225.9 million acquired in the Merger.  Since the Merger, the Bank has originated $143.2 million of multi-family loans, $41.2 million of commercial real estate loans, $26.5 million in PPP loans, $24.9 million in construction loans, and $7.2 million of other loans, primarily commercial loans.  Loan repayments since the Merger have totaled $184.9 million.

Investments increased by $145.7 million during 2021 due to the acquisition of $150.0 million of securities in the Merger.  In addition, since the Merger, the Company has made investment purchases of $14.4 million.  These increases were partially offset by recorded decreases in the market value of securities of $532 thousand, net amortization and paydowns of mortgage-backed securities of $17.5 million, and amortization of premiums and discounts of $628 thousand.

Deposits at December 31, 2021 were $788.1 million, compared to $315.6 million at December 31, 2020.  The increase in deposits of $472.5 million was due to deposits of $353.7 million assumed in the Merger and additional growth in deposits of $118.8 million since the Merger, primarily in money market and demand deposit accounts.

Securities sold under agreements to repurchase (short-term borrowings) of $59.9 million were assumed in the Merger; such repurchase agreement balances decreased to $51.9 million as of December 31, 2021.  These borrowings have a weighted average cost of 0.10% as of December 31, 2021.

Balances of outstanding FHLB advances decreased to $86.0 million at December 31, 2021, from $110.5 million at December 31, 2020, due to the payoff of $27.7 million in advances that matured during the year, which payoffs were partially offset by $3.2 million in advances assumed in the Merger (net of payments).  The weighted average rate on FHLB advances was 1.86% at December 31, 2021, compared to 1.94% at December 31, 2020.

Stockholders' equity was $141.0 million, or 12.89% of the Company’s total assets, at December 31, 2021, compared to $48.9 million, or 10.11% of the Company’s total assets, at December 31, 2020.  The Company issued $63.3 million in common stock at a price per share of $2.49 and $3.0 million in preferred stock in connection with the Merger.  In addition, the Company raised $30.9 million in net proceeds (after costs of $2.0 million) from the sale of 18,474,000 shares of common stock in private placements at a price of $1.78 per share immediately following the Merger on April 6, 2021.

The Company’s book value per common share was $1.92 at December 31, 2021, and its tangible book value per common share was $1.52 at December 31, 2021.  Tangible book value per common share is a non-GAAP measurement that excludes goodwill and the net unamortized core deposit intangible asset, which were both originally recorded in connection with the Merger.  The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company’s financial condition and operational performance. A reconciliation between book value and tangible book value per common share is shown as follows:

As of  December 31, 2021:
	Common Equity Capital	Shares Outstanding	Per Share Amount

	(dollars in thousands)
Common book value	$138,000	71,768,419	$1.92
Less:
Goodwill	25,996
Net unamortized core deposit intangible	2,936

Tangible book value:	$109,068	71,768,419	$1.52

The Company made a capital contribution of $20 million to the Bank during the second quarter of 2021.  The Bank’s Leverage Ratio (Tier 1 Capital to adjusted total assets) decreased to 9.32% as of December 31, 2021, from 9.54% as of December 31, 2020, primarily due to growth in average assets (for regulatory capital purposes) related to assets acquired in the Merger and subsequently.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@cityfirstbroadway.com

Media Relations
Gloria Nauden, VP Marketing & Communications, (202) 528-9005
gnauden@cityfirstbank.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,”  “believes,” “predicts,” “potential,” “continue,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; risks related to disruption of management time due to integration activities related to the Merger; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that the Merger could have an adverse effect on our ability to retain customers, retain and hire key personnel and on our operating results and business generally; the risk that problems may arise in successfully integrating the businesses of the pre-Merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that we may not be able to successfully integrate the businesses of the pre-Merger companies; the risk that we may be unable to achieve synergies or other anticipated benefits of the Merger or that it may take longer than expected to achieve those synergies or benefits; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430 and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2021	December 31, 2020
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$231,520	$96,109
Securities available-for-sale, at fair value	156,396	10,698
Loans receivable held for investment	651,904	363,344
Allowance for loan losses	(3,391)	(3,215)
Loans receivable held for investment, net of allowance	648,513	360,129
Total assets	1,093,888	483,378
Deposits	788,052	315,630
FHLB advances	85,952	110,500
Junior subordinated debentures	-	3,315
Other borrowings	65,960	-
Stockholders' equity of Broadway Financial Corporation	141,000	48,885

Book value per common share	$1.92	$1.74
Tangible book value per common share	$1.52	$1.74
Equity to total assets	12.89%	10.11%

Asset Quality Ratios:
Non-accrual loans to total loans	0.10%	0.22%
Non-performing assets to total assets	0.06%	0.16%
Allowance for loan losses to total gross loans	0.52%	0.88%
Allowance for loan losses to non-performing loans	495.8%	408.5%

Non-Performing Assets:
Non-accrual loans	$684	$787
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$684	$787

Delinquent loans (greater than 30 days)	$2,423	$-

	Three Months Ended December 31,				Twelve Months Ended December 31,
Selected Operating Data and Ratios:	2021		2020		2021	2020
Interest income	$7,182		$3,931		$24,752	$17,644
Interest expense	836		1,068		3,749	5,475
Net interest income	6,346		2,863		21,003	12,169
Loan loss provision	(269)		-		177	29
Net interest income after loan loss provision	6,615		2,863		20,826	12,140
Non-interest income	290		380		3,214	1,025
Non-interest expense	(8,947)		(3,931)		(28,926)	(14,214)
Income (loss) before income taxes	(2,042)		(688)		(4,886)	(1,049)
Income tax expense (benefit)	(640)		(107)		(937)	(407)
Net income (loss)	(1,402)		(581)		(3,949)	(642)
Less: Net income attributable to non-controlling interest	44		-		101	-
Net Income Attributable to Broadway Financial Corporation	$(1,446)		$(581)		$(4,050)	$(642)

Earnings per common share-diluted	$(0.02)		$(0.02)		$(0.07)	$(0.02)

Loan originations (1)	$69,678		$6,089		$266,987	$134,274

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(0.00)%
Return on average assets	-0.54%	(2)	-0.47%	(2)	-0.44%	-0.13%
Return on average equity	-4.46%	(2)	-4.70%	(2)	-3.82%	-1.30%
Net interest margin	2.50%	(2)	2.37%	(2)	2.42%	2.52%

(1)	Does not include net deferred origination costs.
(2)	Annualized